Exhibit 99.1

VIASPACE SUBSIDIARY CAPTURES NAVY CONTRACT
FOR MINIATURE CHEMICAL SENSOR SYSTEM

PASADENA, CA — August 15, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that works to transform proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that its subsidiary, Ionfinity LLC, has been awarded a Phase I STTR contract by the U.S. Navy to develop a novel, miniaturized chemical sensor system capable of detecting chemical and biological weapons, explosives, and illegal drug residues in the holds and storage bays of suspect vessels. The goal is to develop a miniature field-qualified, battery-operated, non-contact chemical sensor system to detect these dangerous and illegal substances at low concentration levels within 10 seconds. The Navy contract will be pursued jointly with NASA’s Jet Propulsion Laboratory (JPL), managed by Caltech, and Imaginative Technologies, LLC (IT). The proposed sensor system is based on IT’s Differential Mobility Spectrometer and Ionfinity’s patented Soft Ionization Membrane.

Ionfinity is working to develop the next-generation mass spectrometry technology, which could not only revolutionize the traditional applications of mass spectrometry for industrial process control and environmental monitoring, but could also ring in a new era of detection systems for homeland security.

About VIASPACE: Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.